FS Energy and Power Fund 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

FSEP Announces Second Quarter 2015 Earnings Release and Conference Call

PHILADELPHIA, PA, July 28, 2015 – FS Energy & Power Fund (“FSEP”) announced today plans to release its second quarter 2015 results on Friday, August 14, 2015, after the market close.

FSEP will host a conference call at 2:00 p.m. (Eastern Time) on Tuesday, August 18, 2015, to discuss its second quarter 2015 results. All interested parties are welcome to participate. You can access the conference call by dialing 1 (866) 436-9172 and using conference ID 40249794 approximately 10 minutes prior to the call.

A replay of the call will be available beginning shortly after the end of the call for a period of 30 days following the call by visiting FSEP’s “Literature” page at www.franklinsquare.com.

About FSEP

FSEP is a publicly registered, non-traded business development company (“BDC”) sponsored by Franklin Square Capital Partners (“Franklin Square”). FSEP focuses primarily on investing in the debt and income-oriented equity securities of privately-held U.S. companies in the energy and power industry, with investment objectives of generating current income and long-term capital appreciation. FSEP is managed by FS Investment Advisor, LLC, an affiliate of Franklin Square, and is sub-advised by GSO Capital Partners LP (“GSO”). GSO, with approximately $81 billion in assets under management as of June 30, 2015, is the credit platform of Blackstone. For more information, please visit www.franklinsquare.com.

About Franklin Square

Franklin Square is a leading manager of alternative investment funds designed to enhance investors’ portfolios by providing access to asset classes, strategies and asset managers that typically have been available to only the largest institutional investors. The firm’s funds offer “endowment-style” investment strategies that help construct diversified portfolios and manage risk. Franklin Square strives not only to maximize investment returns but also to set the industry standard for best practices by focusing on transparency, investor protection and education for investment professionals and their clients.

Founded in Philadelphia in 2007, Franklin Square quickly established itself as a leader in the world of alternative investments by introducing innovative credit-based income funds, including the industry’s first non-traded BDC. As of March 31, 2015, the firm managed approximately $15.7 billion in total assets, including $14.5 billion in BDC assets, making it the largest manager of BDCs. For more information, please visit www.franklinsquare.com.

CONTACT:

Franklin Square Media Team

215-495-1174

media@franklinsquare.com

Important Disclosures

Individual investors and endowments may have different investment horizons, liquidity needs and risk tolerances. In addition, fees that may be incurred by an investor in a fund sponsored by Franklin Square may be different than fees incurred by an endowment investing in similar assets as those in which the funds invest.